Exhibit 99.1

Progyny, Inc. Promotes Seasoned Executive Mark Livingston to Chief Financial Officer

Livingston Will Continue Reporting to Pete Anevski, Progyny’s President and Chief Operating Officer

NEW YORK, September 9, 2020 /GlobeNewswire/ - Progyny, Inc. (Nasdaq: PGNY), a leading benefits management company specializing in fertility and family building benefits solutions in the United States, today announced that Mark Livingston, Progyny’s Executive Vice President of Finance, has been promoted to Chief Financial Officer, effective as of September 15, 2020. In this expanded role, Mr. Livingston will continue to report to Pete Anevski, Progyny’s President and Chief Operating Officer. Mr. Anevski had also been Progyny’s CFO since 2017.

Mr. Livingston, 54, joined Progyny in 2019, bringing more than 30 years of experience in accounting, public company reporting, and financial planning and analysis at leading healthcare, technology and media companies. He has previously served as CFO of the international business at Scripps Network Interactive and as CFO at Emerson, Reid & Company, an employee benefits wholesaler. Mr. Livingston has also held senior financial leadership roles at WebMD and Hess Corporation.

“I have known and worked with Mark for over 20 years. He is an exceptional leader who played a critical role both in ensuring Progyny’s readiness to become a public company as well as our continued success following the offering, and I look forward to continue working closely with him in this expanded role,” said Mr. Anevski. “Progyny is in the earliest stages of addressing its significant market opportunities. With Mark now leading our financial operations, I am able to increase my focus on scaling the business for continued growth and executing our long-term strategic vision.”

“When Mark joined Progyny, we looked to him to broaden and enhance the capabilities of our finance and accounting functions, and through his energy, expertise and insight, he has helped extend Progyny’s leadership position in the market,” said David Schlanger, Chief Executive Officer of Progyny. “We couldn’t be more pleased to see him take on a larger role at Progyny and to begin working with the investment community more closely.”

“Progyny is transforming fertility benefits management, providing a better experience and achieving optimal outcomes for patients, employers and physicians,” said Mr. Livingston. “This is an incredibly exciting time for the company, and I look forward to addressing our substantial market opportunities.”

Mr. Livingston received his bachelor's degree in Management and Accounting from Tulane University and is a licensed Certified Public Accountant.

About Progyny

Progyny (Nasdaq: PGNY) is a leading fertility benefits management company in the US. We are redefining fertility and family building benefits, proving that a comprehensive and inclusive fertility solution can simultaneously benefit employers, patients, and physicians.

Our benefits solution empowers patients with education and guidance from a dedicated Patient Care Advocate (PCA), provides access to a premier network of fertility specialists using the latest science and technologies, reduces healthcare costs for the nation’s leading employers, and drives optimal clinical outcomes. We envision a world where anyone who wants to have a child can do so.

Headquartered in New York City, Progyny has been recognized for its leadership and growth by CNBC Disruptor 50, Modern Healthcare’s Best Places to Work in Healthcare, Financial Times, INC. 5000, and Crain’s Fast 50 for NYC. For more information, visit www.progyny.com.